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                         SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549



                                    SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.     )*



                                 Inktomi Corporation
                                 -------------------
                                  (Name of Issuer)


                        Common Stock, $0.001 par value per share
                        ----------------------------------------
                           (Title of Class of Securities)


                                     457277101
                                     ---------
                                   (CUSIP Number)



 Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                    / / Rule 13d-1(b)

                                    / / Rule 13d-1(c)

                                    /X/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other
                  provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
      IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A
                           CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP No. 457277101                SCHEDULE 13G            Page 2 of 4 Pages


--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Paul Gauthier
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                   (b)  [x]
--------------------------------------------------------------------------------
   3   SEC USE ONLY
--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Canada
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER             3,845,126
   NUMBER OF      --------------------------------------------------------------
    SHARES        6  SHARED VOTING POWER         -0-
  BENEFICIALLY    --------------------------------------------------------------
   OWNED BY       7  SOLE DISPOSITIVE POWER       3,845,126
     EACH         --------------------------------------------------------------
   REPORTING      8  SHARED DISPOSITIVE POWER    -0-
  PERSON WITH:
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,845,126
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                        [  ]
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.8%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP No. 457277101                SCHEDULE 13G            Page 3 of 4 Pages



ITEM 1(a)  NAME OF ISSUER:     Inktomi Corporation

ITEM 1(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
           1900 South Norfolk Street, Suite 310, San Mateo, California 94404

ITEM 2(a) NAME OF PERSON FILING: The information contained in Item (1) of the cover page hereof (page 2) is incorporated herein by this reference.

ITEM 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
           1900 South Norfolk Street, Suite 310, San Mateo, California 94404

ITEM 2(c)  CITIZENSHIP:    Canadian

ITEM 2(d)  TITLE OF CLASS OF SECURITIES:   Common Stock, $0.001 par value per
           share

ITEM 2(e)  CUSIP NUMBER:   457277101

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR
           240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:   N/A

           (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

           (b) / /  Bank as defined in section 3(a)(6) of the Act (15
                    U.S.C. 78c);

           (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

           (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

           (e) / / An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

           (f) / / An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

           (g) / / A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

           (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

CUSIP No. 457277101                SCHEDULE 13G            Page 4 of 4 Pages

           (i) / / A church plan is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

           (j) / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.    OWNERSHIP.     The information contained in Items (5), (6), (7),
           (8), (9) and (11) of the cover page hereof (page 2) is incorporated herein by this reference.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.    N/A


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.  N/A

ITEM 7.    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
           THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.     N/A

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.   N/A

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.    N/A

ITEM 10.   CERTIFICATION.    N/A

                                     SIGNATURE(S)

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                 February  9, 1999
                                 -----------------------------------------------
                                 Date

                                 /s/ Paul Gauthier
                                 -----------------------------------------------
                                 Signature

                                 Paul Gauthier
                                 -----------------------------------------------
                                 Name/Title